Exhibit 99.1

COST PLUS, INC. REPORTS SECOND QUARTER 2007 RESULTS, PROVIDES FINANCIAL GUIDANCE FOR THIRD QUARTER AND ANNOUNCES NEW CHIEF FINANCIAL OFFICER

BUYER MARGIN STABILIZED; ADJUSTMENT TAKEN FOR INVENTORY SHRINK

Oakland, CA – August 30, 2007 — Cost Plus, Inc. (NASDAQ: CPWM) today announced financial results for its second quarter ended August 4, 2007 and provided financial guidance for the third quarter of fiscal 2007.

Second Quarter Results

Net sales for the second quarter of fiscal 2007 were $215.2 million, compared to $215.3 million for the second quarter of 2006. Same store sales for the quarter decreased 7.6% compared to a 3.2% decrease last year. The second quarter of fiscal 2006 was characterized by clearance sales in order to reduce aged and discontinued inventory.

Buyer margin increased 270 basis points over last year and, when normalized for the $0.17 per share inventory markdown charge that was taken last year to move aged inventory, was approximately flat.

Gross profit was negatively impacted by greater than anticipated inventory shrink expense following the completion of a chain-wide physical inventory. The loss, validated by a physical inventory completed in all locations during the second fiscal quarter, was $0.15 per share higher than estimated in guidance. The Company undertook the chain-wide physical inventory to improve financial controls and obtain the data integrity needed to continue to reduce inventory levels.

Net loss for the second quarter of fiscal 2007 was $18.0 million, or $0.81 per diluted share, compared to a net loss of $14.2 million, or $0.64 per diluted share, for the same period last year. Absent the additional adjustment taken for inventory shrink, the net loss would have been $0.66 per share, within guidance for the quarter.

During the quarter, the Company converted its $125 million unsecured revolving credit facility to a $200 million asset based facility. The new facility also has an accordion feature that allows the Company to borrow an additional $50 million for a maximum of $250 million in borrowings.

CEO and President Barry Feld commented, “Progress was made on the turnaround during the quarter including stabilizing our buyer margin, improving the supply chain, continuing to migrate customers away from high-low promotional pricing to an everyday value pricing strategy, and extending the reach of opening price points across more merchandise categories.”

“Additionally, since undertaking the turnaround initiatives, the Company has absorbed significant expense associated with inventory adjustments that are now behind us. We have implemented the discipline necessary to exit seasonal and discontinued product on a timely basis, and added tight controls over inventory investments that have thus far resulted in a 7% decrease in average inventory per store and a 10 basis point increase in turnover. We believe this will result in improved merchandise margin,” concluded Mr. Feld.

The Company opened four new stores and closed none during the second quarter and ended the quarter with 296 stores in 34 states versus 274 stores in 34 states at the end of the second quarter of fiscal 2006.

Financial Guidance for Third Quarter

Although sales for the first three weeks of August were notably higher than in the prior year, the Company expects a same store sales decrease in the range of 3% to 6% for the third quarter of fiscal 2007. This results in net sales in the range of $217 million to $223 million, based on the opening of no more than 1 net new store, compared to 9 net new stores in the same period last year. The guidance reflects continued pressure on sales due to the challenging economic environment coupled with the absence of aggressive promotional and coupon activity that the Company engaged in last year.

Buyer margin for the third quarter is expected to be flat compared to last year. However, the gross profit rate will be lower than last year due to higher fixed occupancy and distribution expense on lower same store sales.

SG&A expense as a percentage of sales for the third quarter is expected to increase slightly primarily as a result of lower same store sales.

For the third quarter of fiscal 2007, the Company is projecting a net loss in the range of $16 million to $18 million, or a net loss of $0.73 to $0.80 per diluted share.

The Company will provide fourth quarter guidance in November when it releases financial results for the third quarter.

New Chief Financial Officer

The Company also announced today that Thomas D. Willardson, Executive Vice President, Chief Financial Officer, has left the Company. “We would like to thank Tom for his many years of service both as a board member and as an executive officer, and wish him much success in his future endeavors”, commented CEO Barry Feld.

Jane L. Baughman has been promoted to the position of Executive Vice President, and Chief Financial Officer, replacing Mr. Willardson. Ms. Baughman was the Company’s Senior Vice President of Financial Operations. She joined the Company in 1996 and has been closely involved with the development and implementation of the turnaround initiatives. CEO Barry Feld stated, “With over a decade of financial and operational experience at the Company, Jane has the respect and trust of all her colleagues, the board of directors and a number of other stakeholders with whom she has worked. Her detailed understanding of the turnaround and its financial metrics will be a great asset in her expanded role. I look forward to working with her as my financial right hand as we continue driving the Company to profitability.” Prior to joining the Company, Ms. Baughman served in various financial positions for The Nature Company and The Gap, Inc., and in investment banking for Dillon Read & Co. Inc. Reporting to Ms. Baughman are Timothy Lester, Vice President, Controller and Principal Accounting Officer and Anne Mirante, Vice President, Finance and Treasurer.

The Company’s second quarter earnings conference call is today, August 30, 2007, at 1:30 p.m. PT. It will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. The toll-free phone number for the call is 866-713-8307 and the access code is 42541068. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 888-286-8010, Access Code: 77083229, from 6:30 p.m. PT Thursday August 30, 2007 to 6:30 p.m. PT on Thursday, September 13, 2007. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately four hours after the live call concludes. Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of August 30, 2007, the Company operated 298 stores in 34 states.

The above statements relating to anticipated fiscal 2007 third quarter results are “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to: changes in economic conditions that affect consumer spending; changes in the competitive environment; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; the effects associated with terrorist acts; changes in accounting rules and regulations; and accounting adjustments identified in closing the Company’s books. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

FINANCIAL TABLES FOLLOWING

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COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts, unaudited)

	Second Quarter
	August 4, 2007		July 29, 2006
			(As Restated)
Net sales	$215,185	100.0%	$215,275	100.0%
Cost of sales and occupancy	162,951	75.7	161,606	75.1
Gross profit	52,234	24.3	53,669	24.9

Selling, general and administrative expenses	77,655	36.1	74,554	34.6
Store preopening expenses	1,103	0.5	738	0.3

Loss from operations	(26,524)	(12.3)	(21,623)	(10.0)
Net interest expense	2,941	1.4	1,517	0.7

Loss before income taxes	(29,465)	(13.7)	(23,140)	(10.7)
Income tax benefit	(11,480)	(5.3)	(8,935)	(4.2)

Net loss	$(17,985)	(8.4)%	$(14,205)	(6.6)%

Net loss per share - diluted	$(0.81)		$(0.64)

Weighted average shares outstanding - diluted	22,086		22,065

New stores opened	4		2

	For the Six Month Period Ended
	August 4, 2007		July 29, 2006
			(As Restated)
Net sales	$423,132	100.0%	$428,239	100.0%
Cost of sales and occupancy	312,921	74.0	309,188	72.2
Gross profit	110,211	26.0	119,051	27.8

Selling, general and administrative expenses	151,345	35.8	143,262	33.5
Store preopening expenses	2,191	0.5	2,263	0.5

Loss from operations	(43,325)	(10.2)	(26,474)	(6.2)
Net interest expense	4,864	1.1	2,578	0.6

Loss before income taxes	(48,189)	(11.4)	(29,052)	(6.8)
Income tax benefit	(19,091)	(4.5)	(11,310)	(2.6)

Net loss	$(29,098)	(6.9)%	$(17,742)	(4.1)%

Net loss per share - diluted	$(1.32)		$(0.80)

Weighted average shares outstanding - diluted	22,086		22,063

New stores opened	10		9

(more)

COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	August 4, 2007	July 29, 2006
		(As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$3,192	$2,905
Merchandise inventories	263,634	261,866
Other current assets	51,062	38,085

Total current assets	317,888	302,856

Property and equipment, net	228,979	203,505
Goodwill	—	4,178
Other assets	22,579	16,161

Total assets	$569,446	$526,700

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$54,094	$61,118
Accrued compensation	9,910	12,357
Revolving line of credit	43,694	8,000
Current portion of long-term debt	731	3,622
Other current liabilities	32,862	26,308

Total current liabilities	141,291	111,405

Capital lease obligations	9,173	11,455
Long-term debt	114,805	67,791
Other long-term obligations	40,952	41,372

Shareholders' equity:
Common stock	221	221
Additional paid-in capital	168,097	165,372
Retained earnings	94,907	129,014
Accumulated other comprehensive income	—	70

Total shareholders' equity	263,225	294,677

Total liabilities and shareholders' equity	$569,446	$526,700

Contact:

Jane Baughman

(510) 808-9119

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